AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”), dated as of March 27, 2009 (the “Effective Date”), hereby amends the Employment Agreement dated June 1, 2005 (“the Agreement”), by and between AmTrust North America, Inc., 59 Maiden Lane, 6th floor, New York, New York, a Delaware corporation (the “Company”) and Michael J. Saxon, and individual residing at 514 Brookstone Court, Copley, Ohio 44321 (Executive”).

WHEREAS, in consideration of good and valuable consideration, which is  hereby acknowledged, the Company and Executive desire to amend the Agreement as set  forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.     Section 5 (Disability) of the Agreement is hereby deleted and replaced in its entirety with the following:

5.    Disability.     In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a consecutive period of two (2) months or for a total period of three (3) months during any consecutive twelve (12) month period, the Company may terminate this Agreement effective on or after the expiration of such period (the “Disability Period”) upon five (5) business days’ written notice to Executive specifying the termination date (the “Disability Termination Date”).  Disability under this paragraph shall be determined by a physician who shall be selected by the Company and approved by Executive.  Such approval shall not be unreasonably withheld or delayed, and a physician shall be deemed to be approved unless he or she is disapproved in writing by Executive within ten (10) days after his or her name is submitted.  The Company may obtain disability income insurance for the benefit of Executive in such amounts as the Company may determine.  Executive shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination, except that Salary shall be offset by the amount of any long term disability benefits the Company may have elected to provide for him.

2.     Section 6 (Death) of the Agreement is hereby deleted and replaced in its entirety with the following:

6.     Death.  In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of Executive.  Executive’s heirs or legal representatives shall be entitled to receive his Salary payable for the remainder of the Employment Period or one year, whichever is greater, at the rate in effect immediately before such termination and any reimbursement of expenses due him through the date of termination.

3.     All other provisions of the Agreement shall remain in effect in accordance with their terms.

AMTRUST NORTH AMERICA, INC.

By:	/s/ Stephen Ungar	/s/ Michael J. Saxon
	Stephen Ungar	Michael J. Saxon
Secretary